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                          Holme Roberts & Owen LLC
                          1700 Lincoln, Suite 4100
                           Denver, Colorado 80203

                                May 20, 1994

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Associated Natural Gas Corporation
              Form S-4 Registration Statement
              Registration No. 33-53121

Gentlemen:

         This firm has acted as counsel to Associated Natural Gas Corporation (the "Company") in connection with the preparation and filing of its registration statement on Form S-4 under the Securities Act of 1933, as amended, covering an aggregate of 1,644,298 shares of the Company's Common Stock, $.05 par value (the "Common Stock"), which may be distributed in connection with the merger of Grand Valley Gas Company into Associated Natural Gas, Inc., and wholly owned subsidiary of the Company.

         We have examined the Company's Articles of Incorporation and bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

         The Common Stock, when sold and issued as contemplated by the Plan and the registration statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.


                                        Very truly yours,

                                        Holme Roberts & Owen LLC


                                        By /s/ Nick Nimmo
                                          ------------------------
                                          Nick Nimmo, Member